Exhibit 10(e)
COMMERCE EXECUTIVE RETIREMENT PLAN
(Amended and Restated Effective January 28, 2011)
     WHEREAS, Commerce Bancshares, Inc. (the “Company”) adopted the Commerce Executive Retirement Plan (the “Plan”), effective as of January 1, 1995, for the purpose of replacing the retirement income lost by certain executives as a result of changes in the law reducing the amount of retirement income payable to such executives under the Commerce Retirement Plan; and
     WHEREAS, the Company reserved the right to amend the Plan from time to time in its discretion; and
     WHEREAS, the Company amended and restated the benefit formula under the Plan effective as of January 1, 2005, to correspond with the modifications made to the Commerce Retirement Plan and the Commerce PIP; and
     WHEREAS, the Company now desires to amend the Plan to comply with Code Section 409A and the regulations thereunder.
     NOW, THEREFORE, BE IT RESOLVED, effective as of January 28, 2011, the Plan is amended and restated in its entirety to read as follows:
I. Definitions
Except as specifically provided herein, all terms used in this Plan shall have the definitions assigned to them under the Commerce Retirement Plan.
“Commerce PIP” shall mean the Commerce Bancshares, Inc. Participating Investment Plan as in effect on January 1, 2005, and as amended from time to time.
“Commerce Retirement Plan” shall mean the Commerce Bancshares, Inc. Restated Retirement Plan as in effect on January 1, 2005, and as amended from time to time.
“Company Contribution Credits” shall mean the amount credited to a Participant’s Plan Account pursuant to Section B.1 of Part IV of this Plan.
“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company.
“Determination Date” shall mean the last day of each Plan Year, and such other more frequent dates as the Retirement Committee in its sole discretion shall specify, as of which a Participant’s Plan Account is determined in accordance with Part IV hereof.
“Disabled” means that a participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Commerce long-term disability plan.
“Excess Earnings” shall mean, for a Plan Year, the difference between Plan Earnings for such Plan Year and the dollar limitation prescribed by Code section 401(a)(17) for such Plan Year.
“OBRA Compensation Limit” shall mean the annual limitation on compensation under Code section 401(a)(17), effective for Plan Years beginning after 1993, as adjusted for increases in the cost of living.
“Participant” shall mean an Employee who is a participant in the Commerce Retirement Plan and/or the Commerce PIP, who is an executive of an Employer, and who is designated as a Participant in this Plan by the Chief Executive Officer of the Company; provided that the designation as a Participant is approved by the Compensation Committee for those individuals whose participation must be so approved pursuant to the charter of the Compensation Committee, applicable law or stock market or exchange rules. The Chief Executive Officer may be designated as a Participant by the Board of Directors or the Compensation Committee. Participants are listed on Appendix A.
“Participant’s Grandfathered Pre-2005 Benefit” shall mean the accrued benefit as of December 31, 2004 of the Pre-2005 Benefit of a Participant, excluding any cost of living increases to such present value to which the Participant is entitled due to service for the Company after 2004.
“Plan” shall mean the restated “Commerce Executive Retirement Plan” set out herein, effective January 1, 2009, and as amended from time to time.
“Plan Account” means the bookkeeping account maintained by the Company to reflect each Participant’s post-2004 benefit under this Plan.
“Plan Earnings” shall mean “Earnings” as defined in Section 1.1(k) of the Commerce Retirement Plan, but determined without regard to the limitation on compensation pursuant to Code section 401(a)(17), and determined without regard to any election by the Participant to defer all or part of his bonus or other compensation payable in a Plan Year under a nonqualified deferred compensation plan maintained by an Employer.
“Related Companies” shall mean:
(i) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b) that includes the Company); and
(ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company. For purposes of applying Code Sections 414(b) and (c), fifty percent (50%) is substituted for the eighty percent (80%) ownership level.

“Separation from Service” shall mean the date that the Participant separates from service within the meaning of Code Section 409A. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Company, determined in accordance with the following:
(i) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6 month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29 month period of absence shall be substituted for such 6 month period.
(ii) Dual Status. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service. However, if a Participant provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Plan pursuant to Treasury Regulation section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee for purposes of this Plan.
(iii) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor except as provided in (ii) above regarding dual status) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in (ii) above regarding dual status) over the immediately preceding 36 month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months). For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (iii) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (iii) (including for purposes of determining the applicable 36 month (or shorter) period).
(iv) Service with Related Companies. For purposes of determining whether a separation from service has occurred under the above provisions, the “Company” shall include the Company and all Related Companies.”
“TRA Compensation Limit” shall mean the annual limitation on compensation under Code section 401(a)(17), adjusted for increases in the cost of living, as if the Omnibus Budget Reconciliation Act of 1993 had not been enacted. The Retirement Committee shall determine the adjustments for increases in the cost of living for years beginning after 1995 in accordance with the methods used by the Secretary of the Treasury for determining such increases prior to 1994; provided that the adjustment for years beginning after 1995 shall be determined by the Retirement Committee using the Consumer Price Index for the 12-month period ending on October 31 of the preceding Plan Year.
“Total Earnings” shall mean “Earnings” as defined in Section 1.1(k) of the Commerce Retirement Plan, but determined by applying the TRA Compensation Limit rather than the OBRA Compensation Limit for Plan Years beginning after 1993, and determined without regard to any election by the Participant to defer all or part of his bonus or other compensation payable in a Plan Year beginning after 1994 under a nonqualified deferred compensation plan maintained by an Employer.
II. Plan Benefits
A.	Total Benefits: A Participant’s benefit under the Plan shall be equal to the sum of his “Pre-2005 Benefit” and “Post-2004 Benefit” determined in accordance with Parts III and IV hereof, and shall be paid in the forms and at the times set forth under said Parts.

B.	Vesting; Forfeiture: Except as otherwise provided herein, benefits under the Plan shall be 100% vested and nonforfeitable upon a Participant’s completion of five Years of Service.

Notwithstanding the foregoing or any provision of this Plan to the contrary, a Participant, his surviving spouse, and his beneficiaries shall forfeit all rights to any benefits not yet paid under this Plan in the event that the Company’s Board of Directors or the Compensation Committee of the Board of Directors, in their discretion, determine that:

1.	The Participant, without the prior written consent of the Company, is in violation of the terms of any non-compete agreement in effect between the Participant and the Employer; or

2.	The Participant is discharged from an Employer for dishonesty or for violating the Company’s written code of ethics, if any; or

3.	The Participant is found, by his own written admission or by a final court determination, to have committed an illegal act classified as a felony under, applicable law. Payment of benefits otherwise due with respect to the Participant under this Plan shall be suspended during any period while felony charges against the Participant are pending.
C.	Termination of Participation: The Chief Executive Officer of the Company may terminate a Participant’s eligibility to participate in this Plan at any time; provided that the termination of a Participant’s eligibility to participate must be approved by the Compensation Committee for those individuals whose termination of participation must be so approved pursuant to the charter of the Compensation Committee, applicable law, or stock market or exchange rules. The Participant shall be notified in writing of such termination of eligibility and his name shall be removed from Appendix A. A Participant whose eligibility is terminated by the Chief Executive Officer shall accrue no additional benefits under this Plan after the date his eligibility ends, but, except as otherwise provided in Section B of this Part II, such Participant shall retain his rights to all benefits earned under this Plan as of the date his eligibility ends, and such benefits shall be payable as and when they would have been payable had he remained eligible to participate.
III. Pre-2005 Benefits
A.	Retirement Benefits: If the Participant has a Separation from Service on or after his completion of five Years of Service, he shall be entitled to a monthly retirement benefit in the form and at the time described in III.B below. The amount of the benefit (the “Pre-2005 Benefit”) shall be equal to 1 minus 2, where:
1.	Is the monthly benefit that would be payable to the Participant in the form of a single life annuity commencing at the later of his actual retirement date or his Normal Retirement Date under Section 4.0 of the Commerce Retirement Plan, but calculated as follows:
(a)	using the Participant’s Total Earnings, as defined in Part I above, instead of “Earnings” as defined in Section 1.1(k) of the Commerce Retirement Plan; and

(b)	without regard to the last sentence of Section 4.0(a)(i) of the Commerce Retirement Plan or the last sentence of Section 4.0(a)(ii)(A) of the Commerce Retirement Plan.

2.	Is the monthly benefit actually payable to the Participant in the form of a single life annuity commencing at the later of his actual retirement date or Normal Retirement Date under the Commerce Retirement Plan.
If payment of the benefit determined under this Section is made in a form of annuity other than an annuity for the Participant’s lifetime, the monthly benefit payable under this Plan shall be determined using the Actuarial Equivalent factors specified in Section 1.1(b) of the Commerce Retirement Plan. If payment begins prior to the Participant’s Normal Retirement Date, the benefit shall be reduced for early payment as provided under Section 4.3, 4.4, or 4.8(a)(ii), as applicable, of the Commerce Retirement Plan.
Notwithstanding the foregoing or any other provision in this Plan, the Pre-2005 Benefit of any Participant under this Plan shall be frozen as of December 31, 2010. In no event shall the Pre-2005 Benefit, payable to the Participant in the form of a single life annuity commencing at the later of his actual retirement date or his Normal Retirement Date, be greater than the Pre-2005 Benefit determined hereunder as of December 31, 2010.
B.	Time and Form of Payment of Retirement Benefits:
1.	If a Participant has no benefit under this Plan other than the Participant’s Grandfathered Pre-2005 Benefit, payment under this Plan shall begin on the first anniversary of the date payment begins under the Commerce Retirement Plan, and in the same form of payment the Participant is receiving under the Commerce Retirement Plan.
(a)	If payment under this Plan is to be made in the form of a monthly benefit, the benefit under this Plan shall be calculated as if payment had begun at the time payment began under the Commerce Retirement Plan. On the date payment begins under this Plan, the Participant shall receive a single sum cash distribution equal to the sum of the twelve monthly payments that would have been paid under this Plan had payment begun at the same time payment began under the Commerce Retirement Plan, plus the monthly payment due under this Plan on the date payment begins. Thereafter, payments under this Plan shall be made monthly.

(b)	If payment under this Plan is to be made under the single sum cash distribution option described in Section 4.5(a)(ii)(C) of the Commerce Retirement Plan, the retirement benefit under the Plan shall be the Actuarial Value of the retirement benefit under this Plan determined as of the date payment is made under this Plan.
2.	If a Participant has any benefit under this Plan other than the Grandfathered Pre-2005 Benefit, if any, the time and form of payment of the Participant’s entire benefit shall be the same as the time and form of payment of the Participant’s Post-2004 Benefit.

C.	Pre-retirement Death Benefits: If a pre-retirement death benefit is payable under Section 4.7 of the Commerce Retirement Plan with respect to the Participant, a pre-retirement death benefit shall also be payable under this Plan. The pre-retirement death benefit payable under this Plan shall be equal to 1 minus 2, where:
1.	Is the monthly pre-retirement death benefit that would be payable to the Participant’s Beneficiary under Section 4.7 of the Commerce Retirement Plan if the Participant’s monthly retirement benefit had been calculated under Section III.A.1 above as of the date of the Participant’s death or, if earlier, his Separation from Service; and

2.	Is the monthly pre-retirement death benefit actually payable to the Participant’s Beneficiary under Section 4.7 of the Commerce Retirement Plan.
If payment of the pre-retirement death benefit determined under this Section begins prior to the Participant’s Normal Retirement Date, the benefit shall be reduced for early payment as provided under Section 4.3, 4.4, or 4.8(a)(iv), as applicable, of the Commerce Retirement Plan.
If the Participant dies before payment of his retirement benefit begins under this Plan and if no Beneficiary survives him, the pre-retirement death benefit, if any, payable under this Section shall be paid to the Participant’s estate in a single sum cash distribution. Payment shall be made within a reasonable period of time following the Participant’s death. The amount of such distribution shall be equal to 45% of the Actuarial Value of the monthly benefit payable at the Participant’s Normal Retirement Date under this Plan as determined under Section III.A.1.
If the Participant’s Beneficiary survives him but dies before the date payment of the pre-retirement death benefit begins, no pre-retirement death benefit will be payable under this Plan.
Notwithstanding the foregoing or any other provision in this Plan, the pre-retirement death benefit payable with respect to any Participant under this Section C shall be frozen as of December 31, 2010. In no event shall the pre-retirement death benefit payable under this Section C exceed the amount that would be payable to the Participant’s Beneficiary if the Participant’s monthly benefit had been calculated under Section III.A.1 above as of December 31, 2010.
D.	Time and Form of Payment of Pre-Retirement Death Benefits:
1.	If a Participant has no benefit under this Plan other than the Participant’s Grandfathered Pre-2005 Benefit, payment under this Plan shall begin on the first anniversary of the date payment begins under the Commerce Retirement Plan, and payment shall be made in the same form of payment the Beneficiary is receiving under the Commerce Retirement Plan.

(a)	If payment under this Plan is to be made in the form of a monthly benefit, the benefit under this Plan shall be calculated as if payment had begun at the time payment began under the Commerce Retirement Plan. On the date payment begins under this Plan, the Beneficiary shall receive a single sum cash distribution equal to the sum of the twelve monthly payments that would have been paid under this Plan had payment begun at the same time payment began under the Commerce Retirement Plan, plus the monthly payment due under this Plan on the date payment begins. Thereafter, payments shall be made monthly.

(b)	If payment under this Plan is to be made under the single sum cash distribution option described in Section 4.8(a)(iv) of the Commerce Retirement Plan, the pre-retirement death benefit under this Plan shall be the Actuarial Value of the pre-retirement death benefit under this Plan determined as of the date payment is made under this Plan.
2.	If a Participant has any benefit under this Plan other than the Participant’s Grandfathered Pre-2005 Benefit, if any, the time and form of payment shall be the same as the time and form of payment to a Beneficiary of the Participant’s Post-2004 Benefit.
IV. Post-2004 Benefits
A.	Retirement Benefits: If the Participant has a Separation from Service on or after his completion of five Years of Service, he shall be entitled to a retirement benefit equal to the amount credited to his Plan Account as of the most recent Determination Date preceding payment of his benefit (the “Post-2004 Benefit”).

B.	Credits to Plan Accounts: As of each Determination Date, the amount credited to a Participant’s Plan Account shall be the amount credited to his Account as of the immediately preceding Determination Date, plus any Company Contribution Credits for the Participant for the period beginning on the day after the immediately preceding Determination Date and ending on the current Determination Date (the “Determination Period”), minus any amount that is paid to or on behalf of a Participant during the Determination Period, plus or minus any hypothetical investment gains or losses attributable to such Plan Account for the Determination Period.
1.	Company Contribution Credits: As of the last day of each Plan Year beginning on and after January 1, 2005, a Participant’s Plan Account shall be credited with an amount equal to (A x B) + C, where:
A equals the Participant’s Excess Earnings for such Plan Year;
B equals 7%; and

C equals the amount of matching contributions, if any, that were not credited for the Plan Year to the Participant’s account under the Commerce PIP due to the limitations on such contributions imposed by the nondiscrimination test set forth in Code section 401(m).
2.	Hypothetical Earnings Credits: As of each Determination Date, the Retirement Committee shall credit or debit a Participant’s Plan Account to reflect the investment performance of the “measurement funds” used to determine the balance of such Account.

The Retirement Committee, in its sole discretion, shall designate the measurement funds to be used for purposes of crediting hypothetical earnings or losses on the amounts credited to each Participant’s Plan Account. The Retirement Committee may from time to time discontinue, substitute or add a measurement fund, provided that any such action to discontinue or substitute any measurement fund may only take effect following reasonable advance notice of such change to the Participants.

Each Participant shall elect, from among the measurement fund(s) offered under the Plan from time to time and in the manner and at the time(s) designated by and acceptable to the Retirement Committee, the measurement fund(s) to be used for purposes of determining the hypothetical investment returns to be credited or debited to his Account. To the extent and in the manner permitted by the Retirement Committee, a Participant may modify his measurement fund elections with respect to future contribution credits and/or his existing Account balance. Such ability of Participants to modify measurement fund elections may be revoked or amended by the Retirement Committee at any time. Any election that is made in accordance with the foregoing shall be effective as of the Determination Date coinciding with or next following the acceptance of such election by the Retirement Committee or as of such other date approved by the Retirement Committee. If the Company provides a Participant with the authority to change the investment of the Company’s assets, such authority may be revoked at any time.

The performance of each measurement fund (either positive or negative) will be determined by the Retirement Committee, in its sole discretion, based on the investment performance of the selected measurement funds themselves (except as otherwise provided in this Section). A Participant’s Plan Account shall be credited or debited, as the case may be, as of each Determination Date based on the investment performance of each measurement fund, as determined by the Retirement Committee in its sole discretion, as though an amount equal to such Participant’s Plan Account had actually been invested in the applicable measurement fund(s).

Notwithstanding any other provision of this Plan or any notice, statement, summary or other communication provided to a Participant that may be interpreted to the contrary, the measurement funds are to be used for measurement purposes only, and a Participant’s election of any such measurement fund, the determination of credits and debits to his Account based on the measurement funds, the Company’s actual ownership of the measurement funds, and any authority granted by the Company to a Participant to change the investment of the Company’s assets, if any, may not be considered or construed in any manner as an actual investment of the Plan Account in any such measurement fund or to constitute a funding of this Plan. The Company is not obligated to actually invest in, or to continue an investment in, any measurement fund or other asset.
C.	Payment of Retirement Benefits. If a Participant has any benefit under this Plan other than the Participant’s Pre-2005 Grandfathered Benefit, if any, the time and form of payment of the Participant’s entire benefit shall be as described in this Section IV.C.
1.	Time of Payment. The default time of payment of all accounts shall be during the calendar year following the calendar year in which a participant experiences the earlier of a Separation from Service or Disability. However, a Participant may elect in accordance with this Section to instead commence payment during the ninety (90) days following the earlier Separation from Service or Disability. In addition, if the sum of a Participant’s accounts under the Commerce Executive Incentive Compensation Plan and the present value of all of such participant’s accrued benefit under this Plan together are greater than $1,000,000 as of December 31, 2007, such participant has the additional alternative to elect in accordance with this Section to commence payment during the earlier of ninety (90) days following death or during the calendar year specified in the election that is 2010 or later.

2.	Form of Payment. The default form of payment will be in a single lump sum. However, a participant may elect in accordance with this Section that payment shall be made in installments over a period elected by the participant that is not less than 1 or more than 10 years or a participant may elect to receive a specified percentage of the amount in a single lump sum with the remainder of the amount paid in installments over a period elected by the participant that is not less than 1 or more than 10 years. Each installment payment will be made in an amount, less applicable withholding taxes, determined by multiplying the balance in the accounts by a fraction, the numerator of which is 1 and the denominator of which is a number equal to the remaining unpaid annual installments (including the installment being calculated).

For purposes of application of Code Section 409A to this provision, installments shall be treated as a single payment.

3.	Elections Regarding Time and Form of Payment. A Participant’s elections regarding the time and form of payment of his or her benefit shall be made in accordance with the provisions of this Section IV.C.3.
(a)	Initial Elections. Except as otherwise provided in this Plan, a Participant’s initial election of the time and form of payment, from among the alternatives permitted by the Plan, must be received by the individual designated by the Retirement Committee no later than the deadline set by the Retirement Committee, which may not be later than the day preceding the date the Participant first becomes a Participant. If a time and form of payment election is not timely received by the individual designated by the Retirement Committee, payment shall be made as if no election has been made. An initial election of time and form of payment shall become irrevocable as of the deadline for making such election, except as set forth in Section IV.C.3(b).

(b)	Special Transition Rule. Notwithstanding any provision in the Plan to the contrary, a new payment election shall be permitted under the Plan without violating the subsequent deferral and anti-acceleration rules of Code Section 409A, if such election is received by the individual designated by the Retirement Committee on or before December 31, 2008 and such election complies with Section IV.C.3(a) (other than the deadline for making elections). With respect to an election made on or after January 1, 2008, and on or before December 31, 2008, to change the time or form of payment, the election may apply only to amounts that otherwise would not be payable in 2008 and may not cause an amount to be paid in 2008 that otherwise would not be payable in 2008.
4.	Notwithstanding anything contained in this Plan to the contrary, if the Participant is a “specified employee” (determined in accordance with 409A of the Code) as of the date of the Participant’s Separation from Service (other than due to the Participant’s death), then any payment, benefit or entitlement with respect to such Participant’s benefit under this Plan, other than the Participant’s Grandfathered Pre-2005 Benefit, that is payable during the first six months following the date of the Participant’s Separation from Service under circumstances other than death shall be paid or provided to the Participant in a lump sum cash payment to be made upon the end of the six month delay required by Code Section 409A. Amounts that would have been paid during the delay may be adjusted for earnings and losses in the manner determined by the Compensation Committee in its discretion and any such adjustments shall be included in the delayed payment.

D.	Payment of Disability Benefits. If a Participant becomes Disabled, his entire benefit shall be paid in the time and form of payment elected pursuant to Section IV.C, except that benefits may commence as soon as practicable after the Participant is determined to be Disabled without regard to any requirement to delay distribution for 6 months following Separation from Service.

E.	Time and Form of Payment of Pre-Retirement Death Benefits: If a Participant dies prior to the full payment of his Plan Account, the balance of such Account shall be paid to his Beneficiary in a single lump sum in the year following the Participant’s date of death.
V. General Provisions
A.	Unsecured Right: The right of the Participant, his spouse, his Beneficiary, his estate, or any other claimant to receive any amount under this Plan shall be an unsecured claim against the general assets of the Company. No Participant, spouse, Beneficiary, estate, or other claimant shall have any rights in or against any specific assets of the Company. The Participant’s benefits under this Plan may not in any way be encumbered or assigned by the Participant or any other person.

B.	Amendment; Termination: This Plan may be amended or terminated at any time by resolution of the Board of Directors of the Company. However, no amendment shall divest the Participant of any benefit which has accrued under this Plan at the time of the amendment, or of any rights to which the Participant would have been entitled had the Plan terminated on the date of the amendment. However, no further benefits shall accrue hereunder after the Plan is terminated.

C.	Administration: The Retirement Committee appointed under Section 7.1 of the Commerce Retirement Plan shall administer this Plan. The Retirement Committee shall have the same powers, rights, discretion and authority with respect to this Plan granted to it with respect to the Commerce Retirement Plan under Article VII thereof. In addition, the Retirement Committee shall have the sole and absolute right, power and discretion to construe and interpret the provisions of this Plan, to decide all questions of eligibility to participate in the Plan, to determine the amount, manner and time of payment of any benefits to any Participant or Beneficiary, to determine the right of any person to a benefit, and to resolve all questions arising in the administration, interpretation and application of the Plan, including resolving any ambiguities from such administration, interpretation and application of the plan.

D.	Claims: The claims procedures of Section 10.6 of the Commerce Retirement Plan are incorporated herein by this reference.

E.	Governing Law: Any questions arising under the Plan shall be determined under the laws of the state of Missouri except to the extent preempted by applicable federal law.

F.	No Right to Retention: Nothing in this Plan shall give the Participant right to be retained in the employment of an Employer or affect the right of an Employer to dismiss the Participant.

G.	Code Section 409A: Notwithstanding any provision in this Plan to the contrary, this Plan shall be interpreted, construed and conformed in accordance with 409A. It is intended that all compensation and benefits payable or provided under this Plan shall fully comply with the provisions of 409A so as not to subject any participant to the additional tax, interest or penalties which may be imposed under 409A. However, it is understood that 409A is ambiguous in certain respects. Commerce, the Board, the Committee and the Retirement Committee will attempt in good faith not to take any action, and will attempt in good faith to refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon any participant under 409A. To the extent Commerce, the Board, the Committee and the Retirement Committee have acted or refrained from acting in good faith as required by this Section, neither they nor any of their members, employees, contractors or agents will be responsible for any consequences of failure to comply with 409A, and no participant shall be entitled to any damages related to any such failure even though this Plan requires certain actions to be taken in conformance with 409A.

H.	Tax Withholding: The Company shall withhold the amount of any federal, state or local income tax or other tax required to be withheld by the Company under applicable law with respect to any amount payable under this Plan.

     This restatement is adopted pursuant to the authority conferred upon Commerce’s officers at the Board’s January 28, 2011 meeting.

COMMERCE BANCSHARES, INC.

By:	/s/ Sara E. Foster
Title:	Senior Vice President
Date:	2-10-11